Exhibit 99.1

DS Services Holdings, Inc. Announces Appointment of Edward J. Merklen as Chief Operating Officer and Brian Miller as Chief Commercial Officer

ATLANTA, September 26, 2014 — DS Services Holdings, Inc. today announced the appointment of Edward J. Merklen as Chief Operating Officer and Brian Miller as Chief Commercial Officer, with each to assume their positions effective October 27, 2014.

Mr. Merklen, 52, a highly respected leader at DS Services, succeeds Peter N. MacLean who, as previously reported, retired as Chief Operating Officer of DS Services on September 12, 2014. Mr. Merklen joined DS Services as Chief Customer Officer in April 2014. Mr. Merklen previously managed the eastern U.S. operations of Pernod Ricard USA from 2011 until joining DS Services and served in a number of positions of increasing responsibility at Coca-Cola Enterprises from 1998 to 2011 and Pepsi-Cola Newburgh Bottling Company Inc. from 1989 to 1998. Mr. Merklen is a graduate of Southeastern Oklahoma State University.

Mr. Miller, 45, is joining DS Services from Mars Drinks USA, a division of Mars, Inc., where he served as Regional President and General Manager since August 2008. Prior to joining Mars, Mr. Miller served as Vice President and General Manager of The HON Company, a division of HNI which is a leading manufacturer of office furniture, from 2005 to 2008. Mr. Miller is a graduate of State University of New York at Oswego.

“We greatly appreciate Mr. MacLean’s service and wish him the best in his retirement,” said Tom Harrington, President & Chief Executive Officer. “We are excited about the future at DS Services as we believe that Mr. Merklen and Mr. Miller will bring valuable insight and leadership to the organization and further enhance a cohesive management team.”

About DS Services

DS Services is a national direct-to-consumer provider of bottled water, office coffee and water filtration services. DS Services offers a comprehensive portfolio of beverage products, equipment and supplies to approximately 1.5 million customers through its network of over 210 sales and distribution facilities and daily operation of over 2,200 routes. With one of the broadest distribution networks in the country, DS Services can provide service to approximately 90 percent of U.S. households and efficiently services homes and national, regional and local offices. DS Services is dedicated to achieving its mission of becoming America’s favorite water, coffee and tea service provider where consumers live, work and play. Please visit our website www.water.com for more information about DS Services.

Source: DS Services Holdings, Inc.